Exhibit 4.20

FIRST SUPPLEMENTAL INDENTURE

December 23, 2016

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of the date hereof, among each of the parties that are signatories hereto under the heading New Guarantors (collectively, the “New Guarantors”), a subsidiary of ALBERTSONS COMPANIES, LLC, a Delaware limited liability company (the “Company”), the Company, the Co-Issuers (as defined in the Indenture referred to herein) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Company, the Co-Issuers and the existing Guarantors have executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of May 31, 2016, providing for the issuance of 6.625% Senior Notes due 2024 (the “Securities”), initially in the aggregate principal amount of $1,250,000,000;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all the Issuers’ obligations under the Securities pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the New Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuers’ obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.02 of the Indenture.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.    Trustee Makes No Representation. The Trustee makes no representation as to the recitals or the validity or sufficiency of this Supplemental Indenture.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed signature page to this Supplemental Indenture by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALBERTSON’S COMPANIES, LLC

By:	/s/ Robert Gordon
	Name:	Robert Gordon
	Title:	Executive Vice President, General Counsel & Secretary

NEW ALBERTSON’S, INC.

By:	/s/ Robert Dimond
	Name:	Robert Dimond
	Title:	Executive Vice President & Chief Financial Officer

SAFEWAY INC.

By:	/s/ Robert Gordon
	Name:	Robert Gordon
	Title:	Executive Vice President, General Counsel & Secretary

ALBERTSON’S LLC

By:	/s/ Robert Gordon
	Name:	Robert Gordon
	Title:	Executive Vice President, General Counsel & Secretary

[Supplemental Indenture (2024 Joinder)]

NEW GUARANTORS

GIANT OF SALISBURY, INC.

By:	/s/ Wayne Denningham
	Name:	Wayne Denningham
	Title:	Chief Operating Officer

COLLINGTON SERVICES LLC

By:	/s/ Wayne Denningham
	Name:	Wayne Denningham
	Title:	Chief Operating Officer

[Supplemental Indenture (2024 Joinder)]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hallie E. Field
	Name:	Hallie E. Field
	Title:	Assistant Vice President

[Supplemental Indenture (2024 Joinder)]